UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): October [1], 2021 (September 28, 2021)

Clearday, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21074	77-0158076
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8800 Village Drive, Suite 106, San Antonio, TX 78217

(Address of Principal Executive Offices) (Zip Code)

(210) 451-0839

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	SCOND	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

MCA New Braunfels Operating Company LLC (“MCA”), a subsidiary of Clearday, Inc. (“Clearday” or the “Company”), entered into two separate financing agreements providing aggregate net proceeds of approximately $188,875 after payment of fees to the financing parties.

The financings were used in part to fund Clearday’s innovative care business in advance of the approximately $785,000 in refunds of employment taxes through Employee Retention Credits under the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) applicable to the second quarter of 2021. The collection of such amounts from the Internal Revenue Service has been delayed but is expected to occur in October.

One financing agreement is the Futures Receipts Sale and Purchase Agreement dated as of September 28, 2021 (“Factoring Agreement 1”), by and between MCA and Cloudfund LLC d/b/a Samson Group (“Financier 1”). Under Factoring Agreement 1, MCA sold to Financier 1 a specified percentage of its future receipts (as defined by Factoring Agreement 1, which include the future resident revenues in the New Braunfels residential care facility owned by MCA) equal to $142,000 for $100,000, less origination and other fees of $6,000. MCA agrees to repay this purchased receivable amount in 10 equal weekly installments. Financier 1 has specified customary collection procedures for the collection and remittance of the weekly payable amount including direct payments from a specified authorized bank account. Factoring Agreement 1 expressly provides that the sale of the future receipts shall be construed and treated for all purposes as a true and complete sale and includes customary provisions granting a security interest under the Uniform Commercial Code in accounts and the proceeds. Factoring Agreement 1 also provides customary provisions including representations, warranties and covenants, indemnification, arbitration and the exercise of remedies upon a breach or default.

The obligations of MCA under Factoring Agreement 1 are irrevocably, absolutely, and unconditionally guaranteed by James Walesa, the Company’s Chairman and Chief Executive Officer. The Personal Guaranty of Performance by Mr. Walesa to Financier 1 provides customary provisions, including representations, warranties and covenants.

The foregoing descriptions of Factoring Agreement 1 and the related Personal Guaranty of Performance by Mr. Walesa are not complete and are qualified in their entirety by reference to the full text of such agreements, which are filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The other financing agreement is the Revenue Purchase Agreement and Security Agreement and Guaranty of Performance dated as of September 28, 2021 (“Factoring Agreement 2”), by and between MCA and Samson MCA LLC (“Financier 2”). Under Factoring Agreement 2, MCA sold to Financier 2 a specified percentage of its future receipts (as defined by Factoring Agreement 2, which include the payments to MCA as a result of its sale of goods and/or services such as its future resident revenues in the New Braunfels residential care facility owned by MCA) equal to $142,000 for $100,000, less origination and other fees of $5,125. The terms of Factoring Agreement 2 are substantially similar to the terms of Factoring Agreement 1. MCA agrees to repay the purchased receivable amount in 10 equal weekly installments. Financier 2 has specified customary collection procedures for the collection and remittance of the weekly payable amount including direct payments from a specified authorized bank account. Factoring Agreement 2 expressly provides that the sale of the future receipts shall be construed and treated for all purposes as a true and complete sale and includes customary provisions granting a security interest under the Uniform Commercial Code in accounts and the proceeds. Factoring Agreement 2 also provides customary provisions including representations, warranties and covenants.

The obligations of MCA under Factoring Agreement 2 are also irrevocably, absolutely, and unconditionally guaranteed by James Walesa, the Company’s Chairman and Chief Executive Officer. The Personal Guaranty of Performance by Mr. Walesa to Financier 2 provides customary provisions, including representations, warranties and covenants, indemnification, arbitration and the exercise of remedies upon a breach or default and a specified fee equal to 30% of the then outstanding unpaid balance.

The foregoing descriptions of Factoring Agreement 2 and the related Personal Guaranty of Performance by Mr. Walesa are not complete and are qualified in their entirety by reference to the full text of such agreements, which are filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

No.	Description

10.1

Futures Receipts Sale and Purchase Agreement dated as of September 28, 2021, by and between MCA and Cloudfund LLC d/b/a Samson Group and the Personal Guaranty of Performance by James Walesa for the benefit of Cloudfund LLC d/b/a Samson Group dated September 28, 2021.

10.2

Revenue Purchase Agreement and Security Agreement and Guaranty of Performance dated as of September 28, 2021, by and between MCA and Samson MCA LLC and the Personal Guaranty of Performance by James Walesa for the benefit of Samson MCA LLC dated September 28, 2021.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARDAY, INC.

	By:	/s/ James Walesa
	Name:	James Walesa
	Title:	Chief Executive Officer
Dated October 4, 2021